Exhibit 23.1
Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statement No. 333-154974 on Form S-3 and Registration Statement Nos. 333-192629, 333-136227, 333-173053, 333-205224, and 333-212296 on Form S-8 of our reports dated February 27, 2018, relating to the consolidated financial statements (which report expresses an unqualified opinion and includes an explanatory paragraph related to the adoption of a new accounting standard) and financial statement schedule of Vonage Holdings Corp., and the effectiveness of Vonage Holdings Corp.’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of Vonage Holdings Corp. for the year ended December 31, 2017.

/s/ Deloitte & Touche LLP
Parsippany, NJ
February 27, 2018